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                                                                   EXHIBIT 23.1




                       Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 1, 1995, which appears on page 30 of the 1994 Annual Report to Shareholders of Jason Incorporated, which is incorporated by reference in Jason Incorporated's Annual Report on Form 10-K for the year ended December 30, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 23 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PRICE WATERHOUSE LLP
Milwaukee, Wisconsin
January 31, 1996